Exhibit 3.180

ARTICLES OF INCORPORATION

OF

HCR SERVICES COMPANY, INC.

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned, for the purpose of establishing a corporation for the transaction of business and the promotion and conduct of the objects and purposes hereinafter stated, under the provisions of and subject to the requirements of the laws of the State of Nevada, does make, record and file these Articles of Incorporation in writing.

FIRST: The name of the corporation is:

HCR SERVICES COMPANY, INC.

SECOND: The resident agent of the Corporation shall be SCARPELLO & ALLING, LTD. The address of the registered office where process may be served upon the Corporation is Kingsbury Grade, Suite 2000, City of Stateline, County of Douglas of Nevada, 89449. The Corporation may, from time to time, in the manner provided by law, change the resident agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices at such other places within or outside the State of Nevada, as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders held outside the State of Nevada, the same as in the State of Nevada.

THIRD: The Corporation may engage in any lawful activity.

FOURTH: The total authorized capital stock of the Corporation shall be two thousand five hundred (2,500) shares of stock, with no par value. Such stock may be issued by the Corporation from time to time by the Board of Directors thereof. All of those shares shall be of one class, without series or other distinction, and shall be designated as common stock.

FIFTH: No director or officer of this Corporation shall be liable to the Corporation or its stockholders for any breach of fiduciary duty as office, or director of the Corporation. This provision shall not affect liability for acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the payment of dividends in violation of NRS 78.300.

SIXTH: Any person made a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, or of any corporation in which he served as such at the request of the Corporation, shall be indemnified by the Corporation against all expenses and other amounts for which indemnification may be made under law. Indemnification provided for herein shall be made at the times, in the manner and to the extent provided by law.

All expenses incurred by officers or directors in defending a civil or criminal action, suit or proceeding, must be paid by the Corporation as they are incurred in advance of a final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of a director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

SEVENTH: The members of the governing Board shall be styled directors, the number of directors shall not be less than one (1) pursuant to the terms of NRS 78.115. The names and post office addresses of the first Board of Directors, which shall consist of three (3) members are as follows:

NAME	ADDRESS
Charles Scharer	Post Office Box 128 Stateline, Nevada 89449

William B. Ledbetter	Post Office Box 128 Stateline, Nevada 89449

John J. McLaughlin	Post Office Box 128 Stateline, Nevada 89449

The number of directors of this Corporation may from time to time be increased or decreased as set forth herein by an amendment to the Bylaws in that regard, and without the necessity of amending these Articles of Incorporation.

EIGHTH: The name and address of the incorporator is as follows:

NAME	ADDRESS
Kelly Smith	Post Office Box 3390 Stateline, Nevada 89449

NINTH: The capital stock of this Corporation, after the amount of the subscription price has been paid in cash or in kind,

shall be and remain non-assessable and shall not be subject to assessment to pay debts of the Corporation.

TENTH: This Corporation shall have perpetual existence.

ELEVENTH: These Articles of Incorporation may be amended only in compliance with Chapter 78 of the Nevada Revised Statutes.

DATED this 10th day of October, 1996.

/s/ Kelly Smith
Kelly Smith

STATE OF NEVADA	)
: ss.
COUNTY OF DOUGLAS	)

On this 10th day of October, 1996, personally appeared before me, a Notary Public in and for said County and State, KELLY SMITH, known to me personally, having been first duly sworn, depose and say that she is the incorporator named in the foregoing Articles of Incorporation, and that she executed the same, and that the statements contained therein are true as she verily believes, that she executed the instrument freely and voluntarily for the uses and purposes therein mentioned.

WITNESS my hand and official seal.

/s/ Susan Hanshew
NOTARY PUBLIC